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Exhibit 99.5


                          INDEPENDENT AUDITORS' REPORT




The Board of Directors and Shareholders
Sierra Rutile Holdings Limited (BVI):


We were engaged to audit the balance sheet of Sierra Rutile Holdings Limited
(BVI) as of December 31, 1994, and the related profit and loss account for the year then ended. These financial statements are the responsibility of the Company's management.

As described in note 1 to the financial statements of Sierra Rutile Limited, the principal wholly-owned subsidiary of the Company, production at the subsidiary's mine was suspended following militant attacks on the mine and subsidiary personnel and, due to subsequent occupation of the facilities by rebel forces, it became necessary to evacuate all employees. These circumstances adversely affected the conduct of our planned audit procedures at the subsidiary since they depended on continued access to and examination of various on-site properties and conditions. Further, the circumstances create substantial doubt about the recover-ability of asset carrying amounts, including prepaid royalties and deferred tax assets as to which additional evidential matter was being sought before interruption of our audit; the adequacy of recorded liabilities, including accrued reclamation costs as to which additional evidential matter was being sought before interruption of our audit; and the availability of funding for the subsidiary to continue as a going concern even if access to the mine is regained.

Since we were unable to complete substantial auditing procedures at the subsidiary and because of the uncertain impact on financial statement carrying amounts of both the subsidiary and the Company of the current circumstances, we are unable to express, and we do not express, an opinion on these financial statements.





KPMG                                                               April 3, 1995
CHARTERED ACCOUNTANTS                                                Reading, UK
REGISTERED AUDITORS



                                      E-104